Exhibit 10.30
SEPARATION AND RELEASE AGREEMENT

    This Separation and Release Agreement (this “Agreement”) is entered into by and between
Jason Horowitz (“Employee”) and Wheels Up Partners LLC (the “Company”). In consideration of the material promises contained herein, the parties agree as follows:

1.TERMINATION OF EMPLOYMENT

(a)Employee’s last day of employment with the Company is November 1, 2022 (the “Separation Date”). Employee’s final paycheck, which will include payment for any earned but unpaid wages for time worked through the Separation Date, is being paid to Employee regardless of whether Employee signs this Agreement. Employee’s earned wages will include payment for accrued but unused PTO/vacation through the Separation Date (to the extent not already paid) if applicable under state law and Company policy.
(b)If Employee has existing coverage under the Company’s medical, dental and/or visions plans, such coverage shall continue through the last day of the month in which the Separation Date occurs. Thereafter, regardless of whether Employee enters into this Agreement, Employee shall have the right to elect to continue coverage under such plan at Employee’s own expense, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Employee shall be advised as to Employee’s rights to continue such coverage under COBRA under separate cover.
(c)In the event Employee elects continuation coverage pursuant to COBRA, for Employee and Employee’s eligible dependents within the time period prescribed pursuant to COBRA, the Company will pay the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Employee’s separation from service) for a period of twelve (12 months commencing December 1, 2022).
(d)Regardless of whether Employee signs this Agreement, on the last day of Employee’s employment and contemporaneously with being separated from employment, Employee will have the opportunity to voluntarily enter into a consulting agreement (the “Consulting Agreement”) with the Company such that the Employee will become a Consultant (as the term is defined in the Wheels Up Experience Inc. 2021 Long-Term Incentive Plan) and provide services to the Company without interruption from the date of his separation from employment. The intent of the parties is that the Consulting Agreement will provide that Employee will continue in service with the Company under the terms of the Consulting Agreement. However, this Agreement is not contingent on Employee entering into the Consulting Agreement.

2.SEPARATION PAYMENT
(a)If Employee executes this Agreement and does not revoke it as provided in Section 6 below, the Company will provide to Employee a separation payment in the amount of $475,000, less applicable withholdings (the “Payment”). This Payment, which represents 52 weeks (12 months) of Employee’s base pay, will be paid in a lump sum on the Company’s next regularly scheduled payroll date that is at least ten (10) business days from the Effective Date of this Agreement, as provided in Section 6 below.
(b)Employee acknowledges and agrees that the Payment constitutes adequate consideration for all of the terms of this Agreement and does not include any benefit, monetary or otherwise, that was earned or accrued or to which Employee was already entitled without signing this Agreement.

(c)Employee shall receive a 2022 annual bonus plan payment representing a 100% target of salary and a full year of credited service. In addition, the 2022 bonus payment is guaranteed to be a minimum of 75% company and individual performance equal to $356,250.00. However, the award will be increased commensurately if the annual bonus plan performance metric exceeds 75% company and individual performance payout. The final 2022 bonus plan performance metrics are subject to review and approval by the Company’s board of directors (the “Board”). The bonus payment is to be paid in a lump sum to the Employee at the same time and in the same manner as regular annual bonuses are distributed to other similarly situated senior executives of the Company.
(d)All outstanding options to purchase Company common stock and any restricted stock, restricted stock units or other equity interest in the Company (each separate award, an “Equity Interest”) held by Employee as of the Separation Date that would have otherwise vested in accordance with its terms, absent termination of employment, during the twelve month period immediately following the Separation Date shall become vested and exercisable as of the Separation Date and each award agreement governing such Equity Interest shall be, and hereby is, amended to provide that any options or restricted stock units, as applicable, that would have otherwise vested in accordance with their terms, absent termination of employment, during the twelve (12) period immediately following the Separation Date shall become vested and exercisable, as applicable, as of the Separation Date. After giving effect to the accelerated vesting and exercisability, as applicable, set forth in the preceding sentence, any options and/or restricted stock units that remain unvested as of the Separation Date shall be forfeited in their entirety at such time, and Employee shall have no further right, title or interest in or to such unvested equity interests as of the Separation Date.
(e)Employee is to receive seven (7) hours of flight time on a King Air 350i and four (4) Excel hours on or before December 31, 2022; provided, however, that Employee must be a member of the Wheels Up Club in good standing (by signing any necessary agreements such as a Membership Agreement and Flight Services Agreement if Employee has not done so already) and Employee is not eligible to use such flight time on any Peak Day.

3.RELEASE AND COVENANT NOT TO SUE

(a)Employee hereby voluntarily, irrevocably, fully, and completely RELEASES, ACQUITS, AND FOREVER DISCHARGES the Company (including any current or former parent company, subsidiaries, affiliates, predecessors, successors, assigns, agents, employees, plan administrators, representatives, attorneys, insurers, related business entities, and benefit plans, collectively known herein as “Releasees”) from any and all claims, complaints, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever (whether known or unknown), including attorneys’ fees, which Employee ever had, may have, or now has arising from or related to, directly or indirectly, Employee’s employment with the Company, the termination of Employee’s employment or other events occurring through and including the date of Employee’s execution of this Agreement, including, but not limited to:
i.violations of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Equal Pay Act, 42 U.S.C. § 1981, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding claims for accrued and vested benefits, if any), the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Worker Adjustment and Retraining Notification (WARN) Act, the Sarbanes-Oxley Act of 2002, any amendments to the foregoing, and any other federal law, order or regulation applicable to Employee’s employment;

ii.violations of any state or local statutes, orders, laws, ordinances, or regulations applicable to Employee’s employment, and any amendments to the foregoing;
iii.violations of any other federal, state or local statute, rule, regulation or ordinance;
iv.claims for lost or unpaid wages, compensation, or other benefits claims under state law, defamation, intentional infliction of emotional distress, negligent infliction of emotional distress, bad faith action, slander, assault, battery, wrongful or constructive discharge, negligent hiring, retention and/or supervision, fraud, misrepresentation, conversion, tortious interference with property, negligent investigation, breach of contract, or breach of fiduciary duty;
v.any claims to benefits under any bonus, severance, outplacement, or similar plan sponsored by the Company (excluding claims for accrued and vested benefits, if any); and
vi.any other claims for alleged unlawful behavior, the existence of which is specifically denied by the Company.
(b)Employee understands that the release herein includes a release of all known and unknown claims, suspected or unsuspected, past or present, which Employee has or may have against any of the Releasees under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims.

(c)Employee acknowledges that this Agreement constitutes a full SETTLEMENT, ACCORD AND SATISFACTION of all claims covered by the release provisions of this Section. Employee also covenants not to sue or file, or assign to others the right to file, any complaint or claim against the Company or any of the Releasees with any court based on any act or omission arising or occurring prior to the date of Employee’s execution of this Agreement, whether known or unknown at the time of execution. Except as set forth herein, Employee also waives any right to recover individual relief in any civil suit or proceeding brought by Employee or on Employee’s behalf against the Company or any of the Releasees. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit or prevent Employee from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, law enforcement, or any other federal, state or local agency charged with the enforcement of any employment laws. However, by signing this Agreement, Employee is waiving any right to individual relief (including backpay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee may have to receive a payment or award from a government agency (and not the Company or any of the Releasees) for information provided to the government agency or where such a waiver of individual relief is otherwise prohibited. In addition, nothing in this Agreement limits or affects Employee from exercising rights, if any, under Section 7 of the NLRA or similar state law to engage in protected, concerted activity with other employees.
(d)Employee and the Company acknowledge that the above release and waiver of claims shall not apply to: (i) claims that either party might make to enforce the terms of this Agreement; (ii) claims for Employee’s vested benefits pursuant to applicable plans, if any; (iii) Employee’s right, if applicable, to continue healthcare insurance under COBRA; (iv) Employee’s right to receive benefits for unemployment or workers’ compensation benefits; (vi) Employee’s right to pursue any rights or claims that may arise after Employee signs this Agreement; (vii) Employee’s right to challenge the validity or knowing and voluntary nature of this Agreement under the ADEA or OWBPA; and (viii) any other claims that, under controlling law, may not be released by private settlement.
4.CONFIDENTIALITY AND NON-DISPARAGEMENT

(a)Confidentiality of this Agreement. Employee agrees that the existence and the terms of this Agreement are confidential and will not be disclosed by Employee at any time, under any circumstances, without the express written consent of the Company. However, nothing in this Section shall prohibit Employee from disclosing the terms of this Agreement if legally compelled to do so or from disclosing or discussing this Agreement with his or her spouse, attorneys, or tax advisors, or a governmental agency, who (with the exception of a governmental agency) must be informed of and agree to be bound by the confidentiality provisions contained in this Agreement before Employee discloses any information to them about this Agreement.
(b)Confidentiality of the Company’s Trade Secrets and Confidential Information. Employee understands and agrees that in the course of Employee’s employment with the Company, Employee has acquired confidential information, trade secrets, proprietary data and other non-public information concerning the business, professional and/or personal affairs, activities and operations of the Company, and the Company’s plans, methods of doing business, practices, procedures, customers and suppliers, as well as confidential information disclosed to the Companies from time to time by third parties, any or all of which (the “Confidential Information”). Employee understands and agrees would be extremely damaging to the Companies if disclosed to a competitor or made available to any other person or corporation. Employee understands and agrees that the Confidential Information has been provided to the Employee in confidence, and Employee further understands and agrees that the Employee has obtained Confidential Information in a fiduciary relationship of trust and confidence and that the Employee will keep the Confidential Information strictly and completely secret and confidential for all time, both now and hereafter, and that Employee will not disclose it in any way, directly or indirectly, or otherwise use for Employee’s benefit or for the benefit of any third party any part or all of the Confidential Information. By signing this Agreement, Employee hereby acknowledges that Employee is bound by certain restrictive covenants set forth in Employee’s confidentiality and restrictive Covenants Agreement or any other post-termination restrictive covenant agreement Employee entered into at any time with the Company. Employee hereby reaffirms such restrictive covenants and acknowledges and agrees that such covenants are incorporated herein by reference, shall survive the termination of Employee’s employment with the Company and shall remain in full force and effect. In addition, Employee agrees to continue to honor all confidentiality commitments of the Company known to Employee and owed to any third parties. Employee further acknowledges that the federal Defend Trade Secrets Act (“DTSA”) provides that an individual shall not be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined in the federal Economic Espionage Act) that is made (i) in confidence to a government official or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, Employee acknowledges that the DTSA provides that an individual who files a retaliation lawsuit against an employer for reporting a suspected violation of law may disclose a trade secret to his/her attorney and use the trade secret information in court, but only if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
(c)Non-Disparagement. Employee agrees that Employee will not make, directly or indirectly, to any person or entity, including any member of the public and/or the press, any negative or disparaging oral or written statements by any means, including on social media, about the Company, its products or services or any of the Releasees or their products or services or employees. In return, Company agrees that it shall exercise commercially reasonable efforts to cause its officers and members of its Board not to intentionally make, directly or indirectly, to any person or entity, including any member of the public and/or the press, any negative or disparaging oral or written statements by any means, including on social media, about Employee. However, nothing in this paragraph shall preclude Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful, or testifying honestly if required by law to testify in a proceeding or complying with any other law.

5.RETURN OF COMPANY PROPERTY

1.By signing this Agreement, Employee acknowledges that Employee has returned to the Company all of the Company’s property in Employee’s possession, custody and control obtained as a result of employment with the Company, except those items that the Company specifically agrees in writing to permit Employee to retain. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all documents provided by the Company to Employee or which Employee developed or collected in the scope of Employee’s employment, as well as all Company-issued equipment, supplies, accessories, keys, access cards, disks, tapes, software, materials, files, or records. If Employee has electronic files or backup copies of Company records, data or information, Employee must return or destroy (at Company’s election) such electronic or backup copies. The Company has agreed to allow Employee to retain his Company-issued cell phones, associated phone numbers, laptop and home office equipment.

2.CONSIDERATION AND REVOCATION PERIODS, OTHER INFORMATION

Employee and the Company acknowledge and agree that Employee has been given at least twenty-one (21) calendar days from the time that Employee receives this Agreement and any attached information to consider the terms of this Agreement before signing it ("Consideration Period"). Employee must return this signed Agreement to the Company’s representative set forth below within the Consideration Period but not prior to the Separation Date. If Employee signs this Agreement before the full 21-day period has expired, Employee acknowledges that Employee is knowingly and voluntarily waiving the remainder of the 21-day consideration period, if any, after carefully considering its terms. Additionally, Employee understands that Employee may revoke this Agreement within seven (7) calendar days following the date Employee signs this Agreement (“Revocation Period”). To be effective, such notice of revocation must be received by the Company by no later than 5:00 PM local time on the seventh (7th) calendar day following the date Employee signs and delivers this Agreement to the Company. Provided that Employee does not revoke this Agreement within the Revocation Period, this Agreement shall be effective and enforceable on the day after the end of the Revocation Period (the “Effective Date”). Employee should return this signed Agreement and any written revocation notice by e-mail or mail to:

If by mail:	Lori Sylvester Wheels Up 601 West 26th Street, Suite 900 New York, NY 10001
If by e-mail:	LSylvester@wheelsup.com

3.REMEDIES FOR BREACH

    The Company’s obligations under this Agreement are contingent upon Employee’s compliance with all terms and conditions provided for herein. Employee acknowledges that the damages in the event of a breach of any term, condition or covenant in this Agreement would be extremely difficult to calculate. As such, in the event Employee breaches any term, condition or covenant in this Agreement, Employee agrees that the Company will be entitled to recover all payments already made under this Agreement as liquidated damages (and not as a penalty) and cease payment of any as of yet unpaid severance – except that the Company will not seek to recover the first $500 worth of severance pay provided to employee, which Employee may retain and agrees will constitute full and adequate consideration for the release and waiver of claims in this Agreement – in addition to injunctive relief by temporary restraining order, temporary injunction and/or permanent injunction, recovery of attorney’s fees and costs incurred by the Company in obtaining such relief where allowed by law, and any other legal or equitable relief to which the Company may be entitled. Injunctive relief will not exclude other remedies that might apply. Should either party institute an action to enforce the terms of this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and costs. Because of certain language in the OWBPA and associated regulations, this paragraph does not apply to claims Employee might have to challenge the knowing and voluntary nature of this Agreement under the ADEA and OWBPA.
4.MISCELLANEOUS

(a)Scope of Agreement. This Agreement shall accrue to the benefit of and be binding upon the parties hereto, their respective successors, agents and permitted assigns, and as to Employee, his or her spouse, heirs, legatees, administrators, and personal representatives. Employee may not assign his or her rights or obligations under this Agreement without the prior written consent of the Company.
(b)Applicable Law. This Agreement shall be interpreted, enforced, construed, and governed under the laws of the state where Employee last regularly worked for the Company (as reflected in the Company’s HRIS system of record) without reference to any conflict of laws principles thereof.
(c)Non-Admission. This Agreement is not, and shall not be construed as, an admission by the Company of any wrongdoing or illegal acts or omissions, and the Company expressly denies that it engaged in any wrongdoing or illegal or acts or omissions with respect to Employee’s employment or the separation of Employee’s employment. Employee hereby represents and agrees that Employee shall not, directly or indirectly make any written or oral statements, suggestions or representations that the Company has made or implied any such admission.
(d)Entire Agreement. This Agreement, the Consulting Agreement and the Restrictive Covenant Agreement entered into between the Company and the Employee on or about the date hereof, contain the entire agreement and understanding concerning the subject matter hereof between the parties hereto, superseding and replacing all prior negotiations, understandings, representations and agreements, written or oral. No modification, amendment, waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either of the parties unless confirmed by a written instrument signed by Employee and an officer of the Company. No waiver by any party of any term or provision of this Agreement or of any default hereunder shall affect such party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.
(e)Employee Acknowledgements. Employee acknowledges and affirms that Employee has (i) been paid and/or received all wages, commissions, bonuses, leave (paid or unpaid), separation pay, vacation pay, or any other compensation, benefits, payment or remuneration of any kind or nature with receipt of Employee’s final paycheck except as provided in this Agreement; (ii) reported to the Company any and all work-related injuries or illnesses incurred by Employee during Employee’s employment with the Company; (iii) been properly provided any leave of absence because of any health condition of Employee or any family members, and has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and (iv) not raised a claim, including but not limited to, unlawful discrimination, harassment, sexual harassment, abuse, assault, or other criminal conduct, or retaliation, in a court or government agency proceeding, in an alternative dispute resolution forum, or through the Company’s internal compliant process, involving the Company or any of the Releasees.

(f)Severability. The provisions of this Agreement are severable, and if any provision of this Agreement (except the release and waiver of claims) shall be held void, voidable, invalid or unenforceable , no other provision of this Agreement shall be affected as a result thereof, and accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein. If the release and waiver of claims is found to be unenforceable, the parties agree to seek a determination by a court of competent jurisdiction as to the rights of the parties, including whether Employee is entitled to retain the benefits paid to Employee under this Agreement.
(g)Counterparts and Electronic Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed one agreement binding on each of the parties hereto, regardless of whether each party hereto is a signatory to the same counterpart. The parties also agree that this Agreement may be executed by original signature or electronic signature. By using an electronic signature option, Employee and the Company agree and intend to be bound by an electronic signature of the other in the same manner as the use of a signature affixed by hand. Although neither Employee nor the Company are required to electronically sign this Agreement, by using an electronic signature option, the parties are agreeing to conduct this transaction by electronic means. For purposes of this Agreement, facsimile or scanned signatures in lieu of original signatures are also acceptable.
(h)Proper Construction. The language in all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties. As utilized in this Agreement, the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other, whenever the context so indicates or requires. The section and subsection headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify, or otherwise be used in the interpretation of any of the provisions hereof.
5.INFORMATION ABOUT GROUP TERMINATION PROGRAM

If Employee is age 40 or over and Employee’s termination is part of an employment termination program that affects a group of employees, Employee acknowledges that the Company has attached an Appendix A which describes: (a) the class, unit, or group of individuals covered by the employment termination program; the eligibility factors for the program; and applicable time limits; and (b) a list of the job titles and ages of all individuals eligible or selected for the employment termination program as well as those persons who were part of the decisional unit but who are not eligible or selected for the program.

6.ADVICE OF COUNSEL, ACKNOWLEDGMENT OF KNOWING AND VOLUNTARY WAIVER

    Employee hereby represents and warrants that:
(a)    Employee has CAREFULLY READ THIS AGREEMENT AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT;
(b)    Employee has been ADVISED IN WRITING BY THE COMPANY and had an OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE AS TO THE TERMS OF THIS AGREEMENT to the full extent that Employee desired before signing this Agreement1;

(c)    Employee understands, through signing this Agreement, Employee is FOREVER RELEASING the Company and the Releasees from any and all claims arising prior to the date of execution of this Agreement by Employee, including claims under the ADEA and OWBPA;
(d)    Employee has had the opportunity to REVIEW AND CONSIDER THIS AGREEMENT FOR TWENTY-ONE (21) DAYS FROM EMPLOYEE’S RECEIPT OF THE AGREEMENT AND ANY ATTACHED INFORMATION, AND HAS SEVEN (7) DAYS AFTER SIGNING THE AGREEMENT TO REVOKE IT;
(e)    In signing this Agreement, EMPLOYEE DOES NOT RELY ON NOR HAS HE OR SHE RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT by the Company or by any of the Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise;
(f)    Employee was not coerced, threatened, or otherwise forced to sign this Agreement, and Employee is acting VOLUNTARILY, DELIBERATELY, AND OF EMPLOYEE’S OWN FREE WILL IN SIGNING THIS AGREEMENT, and with ALL INFORMATION NEEDED TO MAKE AN INFORMED DECISION to enter this Agreement; and
(g)    The Company has provided Employee with the opportunity to ask any questions regarding this Agreement and provided notice of and an opportunity to retain an attorney, or Employee is already represented by an attorney.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have signed and executed this Agreement on the date first above written as an expression of their intent to be bound by the foregoing terms of this Agreement.

Wheels Up Partners LLC

By: /s/ Kenneth Dichter
Kenneth Dichter
Chief Executive Officer

/s/ Jason Horowitz
Jason Horowitz

Address:

Date:     October 28, 2022

[Separation and Release Agreement]